Exhibit 4.4
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                          ATTORNEY-CLIENT FEE AGREEMENT
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     This Agreement  ("Agreement") is entered into by and between The Law Office of Gregory Bartko ("Firm"), of 3475 Lenox Road, Suite 400, Atlanta Georgia 30326, and American Fire Retardant Corporation, with its principal business location at 9337 Bond Avenue, El Cajon, 92021 ("Client") regarding the retention and agreement to provide legal services and Client's agreement to pay for such services and related expenses.

     1. Services to be Performed. The Firm will provide the following legal services (the "Services"): (i) provide legal advice and services in connection with the preparation and filing of a registration statement on Form SB-2 under the Securities Act of 1933, as amended ("Act") with the Securities and Exchange Commission ("Commission"); (ii) filing of such registration statement with all relevant national securities exchanges and/or the NASD's Over-the-Counter Electronic Bulletin Board; (iii) the preparation, review and filing of the Client's periodic reports as required under the Securities Exchange Act of 1934; and (iv) legal advice and services related to mergers, acquisitions, business combinations.. The Services shall not include any state blue-sky compliance unless requested supplementally by the Client. The Firm will also provide such other and further services as may be agreed upon between the Firm and the Client, which services will be subject to this Agreement. If additional services are requested by the Client beyond the scope of the Services contemplated by this paragraph, the parties shall agree on the specific terms and conditions for rendering such additional services and reasonable compensation therefore.

     2. Fees for Services. Unless otherwise agreed, the Firm's fees for the Services performed for the Client ("Fees") are typically based on the number of hours or partial hours which are devoted to the Client in the performance of the Services, multiplied by the Firm's standard hourly rates for its attorneys or other personnel. In the case of this engagement, the Firm and the Client have agreed that the Services shall be provided for an agreed upon "flat fee" in the amount of $35,000 payable in cash and shares of the Client's common stock deliverable as set forth in Exhibit A to this Agreement. It is understood by the Firm and the Client that the flat fee is dedicated to the legal services relating to subparagraphs 1(i) and (ii), above and that the shares to be delivered and received as compensation to the Firm relate to legal services described in subparagraph 1(iii) and (iv), above.

     3. Expenses. The Firm will incur various costs and expenses ("Expenses") in performing the Services. Such Expenses include, but may not be limited to, postage, courier, long distance telephone, cellular telephone, facsimile, photocopying and other document reproduction, parking and travel, computer assisted legal and factual research, clerical staff overtime required in performing the Services, transportation and meals related to overtime, and expenses (e.g. lodging), and filing fees to the SEC, the securities exchanges, and, if requested by the Client, certain state securities regulatory agencies. The Firm retains the right to request the Client to advance a retainer for the payment of Expenses that may exceed $250.00.

     4. Manner of Billing and Payment. It may be helpful to describe how our internal billing procedure works so that you will know how the billing data is generated and how the amount of each monthly statement is determined. In your case, we have agreed on a flat fee that was agreed to for the entirety of the Services we intend to render. The cash and non-cash (common stock) portions of the agreed upon flat fee shall be payable in accordance with the schedule set forth on Exhibit A attached hereto and made a part hereof. In addition, the Expenses our Firm incurs in providing the Services will be shown on our monthly invoices rendered during the billing period.

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     Each of our Clients is assigned a client code, and each separate matter for that Client is assigned a separate matter code. In addition, disbursements incurred by the Firm during each month are also recorded. This data (in this case expenses and disbursements) are then put into a time and billing system, and a pro forma statement is produced. The pro forma statement reflects, among other things, the Services performed as well as the costs and disbursements incurred. The person in charge of billing the Client then reviews the pro forma statement and, after applying the factors described above, determines the amount to be charged for the Expenses and disbursements incurred during the relevant billing period. A final statement for that billing period is then prepared, showing all of the Services performed, the attorney who performed each task and the nature and total amount of Expenses and disbursements. As you know, the cost of doing business is the cost of funds. We will tender statements for Expenses at such intervals as we deem appropriate, usually monthly. We expect that our statements will be paid in full forthwith and, in any event, each statement will be paid in full within thirty (30) days after its receipt by Client, unless, of course, other arrangements have been made in advance. The Firm typically delivers each statement within three to five days after the first of each month via facsimile transmission and will also mail a hard copy of the invoice by U.S. Postal Service. Receipt of a statement by facsimile is deemed to be the date of receipt by the Client.

     5. Retainer. The Firm generally requests that any new Client pay a retainer to the Firm, which is a prepayment for Fees, which prepayment will be reflected as a credit on the first statement delivered to the Client for Services and Expenses. If the Firm's invoices are ever past due, the Firm reserves the right to request an additional retainer against which it may charge Fees and Expenses. In the case of this engagement, and specifically as it relates to the Services described above, our retainer is waived.

     6. Responsibility of Client. It is Client's responsibility to cooperate fully with the Firm in its work by, among other things, providing the Firm with all requested information and making any of its employees or other affiliated persons reasonably available for consultations and interviews upon request.

     7. Discharge and Withdrawal. Client may discharge the Firm at any time. The Firm may withdraw with Client's consent or for good cause. Good cause includes, but is not limited to, any breach by Client of this Agreement (e.g. failure to make timely payment of Fees and Expenses), Client's refusal to cooperate with the Firm or follow the Firm's advice on a material matter, or any fact or circumstance that would render the Firm's continuing representation undesirable, unlawful or unethical. It is acknowledged by the Client that Gregory Bartko, Esq. also serves as the chief executive officer and a registered principal of Capstone Partners, L.C., an NASD-member broker dealer that is acting as placement agent on the offer and sale of the Client's securities that are the subject of the SB-2 registration statement. As a result, Mr. Bartko may, from time to time, have duties and responsibilities to Capstone Partners, L.C. separate and distinct from his duties and responsibilities as special securities counsel to the Client. For this reason, each party to this Agreement hereby acknowledges this potential conflict of duties and reserves the right to terminate this Agreement, or in the case of the Client, to discharge the Firm, in the event that Mr. Bartko's duties as an affiliate of Capstone Partners, L.C. become in conflict with his duties and responsibilities as special securities counsel to the Client.

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     8.  Attorney's  Fees. In the event of non-payment of Fees and/or  Expenses, and/or upon discharge or withdrawal, the Firm may bring an action against Client to collect any unpaid Fees and Expenses.

     9. Arbitration of Disputes. The Firm seldom has disagreements with its Clients, but some occasionally occur. We desire to resolve any such disagreements through amicable discussion; unfortunately, such disputes cannot always be resolved in that way. Our experience is that, in such situations, it is in the interest of both the Client and the Firm that the dispute be resolved through binding arbitration rather that by legal action in the courts. To that end, Client and the firm hereby agree that any and all disputes arising pursuant to any of the terms of this Agreement or which relate in any manner whatsoever to the Services provided by the Firm to Client which cannot be resolved in a reasonable time by discussion between the Firm and Client shall be submitted to binding arbitration, pursuant to the Federal Arbitration Act, before the American Arbitration Association pursuant to its then existing rules. Client and the Firm also specifically agree that the prevailing party in such arbitration and/or any related court proceeding shall be awarded its reasonable costs and attorneys' fees incurred in connection with the dispute.

     10. Other Matters. I regret the necessity of the above extensive coverage of Fees, Expenses, and our mutual responsibilities, and I realize that it may seem unduly commercial. However, we have found that stating such matters clearly at the outset of our representation aids the development of good relationships with our clients and avoids future misunderstandings.

     If you find the foregoing to be in order, please indicate your agreement on behalf of American Fire Retardant Corporation by signing the attached photocopy and returning same to my attention.

     Throughout our relationship, I want you to be satisfied with our Fees as well as the professional services that we perform on behalf of American Fire Retardant Corporation. Accordingly, I invite and encourage your prompt inquiry to me personally if you ever have any questions or concerns regarding either our Services or the Fees.

CLIENT HAS REVIEWED, UNDERSTANDS AND AGREES TO THE TERMS SET FORTH IN THIS AGREEMENT.

Dated this ____ day of February, 2001
                                             Law Office of Gregory Bartko

                                         By:_______________________________
                                                 Gregory Bartko, Esq.

                                              American Fire Retardant Corp.


                                         By:__________________________________
                                                  Stephen F. Owens,
                                                Chief Executive Officer


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                                   EXHIBIT "A"
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1. Cash Fee:
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     Of the  total  flat  fee,  $35,000  shall be  payable  to the Firm in cash.
Payments of $5,000 every two weeks (14 calendar days) commencing on the date of this Agreement shall be made to the Firm until a total cash fee of $35,000 is paid. The first cash payment of $5,000 shall be payable at the time this Agreement is executed.

2. Stock Fee:
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     The balance of the flat fee shall consist of non-cash  consideration  equal to a number of shares of the Client's common stock to be agreed upon between the Firm and the Client as the Services are rendered (the "Stock Fee"), and shall be deliverable to the Firm no later than 15 days after the Securities and Exchange Commission ("SEC") enters its order declaring the Company's registration statement to be filed on Form SB-2 to be effective, or as otherwise agreed by these parties. The Stock Fee shall be determined by the average closing bid price of the Company's common stock as quoted in the over-the-counter electronic bulletin board maintained by the NASD for the three trading days after the date that the SEC declares the SB-2 registration statement effective, not including the date of effectiveness. The Stock Fee shall be in the form of restricted common stock of the Company, but such shares shall be subject to "S-8 Registration Rights" covering the number of shares in the Stock Fee.

     The Client and the Firm shall arrange for the filing of a Form S-8 registration statement for the purpose of registering the Stock Fee for resale. The Firm shall prepare the S-8 registration statement for no additional legal fees.